Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Xiaotai International Investment Inc.

We consent to the inclusion in this Registration Statement of Xiaotai International Investment Inc. on Form F-1 of our report dated November 14, 2018, with respect to our audits of Xiaotai International Investment Inc. and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ Friedman LLP

New York, New York
November 14, 2018